Exhibit 99.1

SUMR Brands Stockholders Approve Acquisition by Kids2

WOONSOCKET, R.I., June 16, 2022 - Summer Infant, Inc., doing business as SUMR Brands (“SUMR Brands” or the “Company”) (NASDAQ: SUMR), today announced that its stockholders have voted at a special meeting to adopt the previously announced definitive merger agreement pursuant to which the Company will be acquired by Kids2, Inc. The final voting results for each proposal voted on at the special meeting will be set forth in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

“We want to thank our stockholders for their support of our transaction with Kids2,” said Stuart Noyes, the Company’s CEO. “Their vote of confidence was pivotal to closing this transaction, which will benefit our channel customers and, ultimately, the end consumers they serve.”

The closing of the transaction is expected to occur on or about June 22, 2022, subject to the satisfaction or permitted waiver of all remaining closing conditions.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding the expected closing of the pending acquisition of the Company by Kids2, Inc. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include risks related to the proposed merger with Kids2, Inc., including disruption of management’s attention from ongoing business operations due to the pending transaction, that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, that the transaction does not close when anticipated, or at all, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed merger, the risk of litigation or legal proceedings related to the proposed transaction, and unexpected costs, charges or expenses resulting from the proposed transaction, and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Company Contact:

Chris Witty

Investor Relations

646-438-9385

cwitty@darrowir.com